Exhibit 4.13

TRUST AGREEMENT
OF
ZIONS CAPITAL TRUST B

THIS TRUST AGREEMENT, dated as of August 1, 2002 (this “Trust Agreement”), is made by and between Zions Bancorporation, a Utah corporation, as depositor (the “Depositor”), and Chase Manhattan Bank USA, National Association, a national association, as trustee (the “Trustee”).  The Depositor and the Trustee hereby agree as follows:

1.              The trust created hereby shall be known as “Zions Capital Trust B” (the “Trust”),  in which name the Trustee or the Depositor, to the extent provided herein, may conduct the business of the Trust, make and execute contracts, and sue and be sued.

2.              The Depositor hereby assigns, transfers, conveys and sets over to the Trust the sum of $10.00.  Such amount shall constitute the initial trust estate.  The Trustee hereby declares that it will hold the trust estate in trust for the Depositor.  It is the intention of the parties hereto that the Trust created hereby constitute a business trust under Chapter 38 of Title 12 of the Delaware Code, 12 Del. C. § 3801, et seq. (the “Business Trust Act”), and that this document constitute the governing instrument of the Trust.  The Trustee is hereby authorized and directed to execute and file a certificate of trust with the Delaware Secretary of State.

3.              The Depositor, the Trustee and others will enter into an amended and restated Trust Agreement satisfactory to each such party to provide for the contemplated operation of the Trust created hereby and the issuance by the Trust of the capital securities of the Trust and the common securities of the Trust as such securities will be described therein. Chase Manhattan Bank USA, National Association, shall be a Trustee hereunder for the sole and limited purpose of fulfilling the requirements of § 3807(a) of the Business Trust Act. Prior to the execution and delivery of such amended and restated Trust Agreement, the Trustee shall not have any duty or obligation hereunder or with respect of the trust estate, except as otherwise required by applicable law or as may be necessary to obtain, prior to such execution and delivery, any licenses, consents or approvals required by applicable law or otherwise.  Notwithstanding the foregoing, the Trustee may take all actions deemed proper as are necessary to effect the transactions contemplated herein.

4.               The Depositor, as the depositor of the Trust, is hereby authorized (i) to file with the Securities and Exchange Commission (the “Commission”) and execute, in each case on behalf of the Trust, (a) the Registration Statement on Form S-3 or other appropriate form (the “1933 Act Registration Statement”), including any pre-effective or post-effective amendments to the 1933 Act Registration Statement (including any preliminary prospectus, prospectus or prospectus supplements, and the exhibits contained therein), relating to the registration under the Securities Act of 1933, as amended, of the capital securities of the Trust and (b) a Registration Statement on Form 8-A or other appropriate form (the “1934 Act Registration Statement”) (including all pre-effective and post-effective amendments thereto) relating to the registration of the capital securities of the Trust under the Securities Exchange Act of 1934, as amended; (ii) to file with the New York Stock Exchange or any other national stock exchange or The Nasdaq Stock Market (each, an “Exchange”) and execute on behalf of the Trust one or more listing applications and all other applications, statements, certificates, agreements and other instruments as shall be necessary or desirable to cause the capital securities of the Trust to be listed on any of the Exchanges; (iii) to file and execute on behalf of the

Trust such applications, reports, surety bonds, irrevocable consents, appointments of attorney for service of process and other papers and documents as shall be necessary or desirable to register the capital securities of the Trust under the securities or “Blue Sky” laws of such jurisdictions as the Depositor, on behalf of the Trust, may deem necessary or desirable; (iv) to execute and deliver letters or documents to, or instruments for filing with, a depository relating to the capital securities of the Trust; and (v) to execute on behalf of the Trust that certain Underwriting Agreement relating to the capital securities of the Trust, among the Trust, the Depositor and the several Underwriters named therein, substantially in the form included as an exhibit to the 1933 Act Registration Statement.  In the event that any filing referred to in clauses (i), (ii) and (iii) above is required by the rules and regulations of the Commission, an Exchange or state securities or blue sky laws, to be executed on behalf of the Trust by the Trustee, the Trustee, in its capacity as a trustee of the Trust, is hereby authorized and directed to join in any such filing and to execute on behalf of the Trust any and all of the foregoing.

5.              This Trust Agreement may be executed in one or more counterparts.

6.              The number of trustees of the Trust initially shall be one (1) and thereafter the number of trustees of the Trust shall be such number as shall be fixed from time to time by a written instrument signed by the Depositor which may increase or decrease the number of trustees of the Trust; provided, however, that to the extent required by the Business Trust Act, one trustee of the Trust shall either be a natural person who is a resident of the State of Delaware or, if not a natural person, an entity which has its principal place of business in the State of Delaware and otherwise meets the requirements of applicable Delaware law.  Subject to the foregoing, the Depositor is entitled to appoint or remove without cause any trustee of the Trust at any time.  Any trustee of the Trust may resign upon thirty (30) days’ prior notice to the Depositor.

7.              The Depositor hereby agrees to (i) reimburse the Trustee for all reasonable expenses actually incurred (including reasonable fees and expenses of counsel and other experts), and (ii) indemnify, defend and hold harmless the Trustee and any of the officers, directors, employees and agents of the Trustee (the “Indemnified Persons”) from and against any and all losses, damages, liabilities, claims, actions, suits, costs, expenses, disbursements (including the reasonable fees and expenses of counsel), taxes and penalties of any kind and nature whatsoever actually incurred (collectively, “Expenses”), to the extent that such Expenses arise out of or are imposed upon or asserted at any time against such Indemnified Persons with respect to the performance of this Trust Agreement, the creation, operation or termination of the Trust or the transactions contemplated hereby; provided, however, that the Depositor shall not be required to indemnify any Indemnified Person for any Expenses which are a result of the willful misconduct, bad faith or gross negligence of such Indemnified Person.

8.              The Trust may be dissolved and terminated before the issuance of the capital securities of the Trust at the election of the Depositor.

9.              This Trust Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without regard to conflict of laws principles).

IN WITNESS WHEREOF, the parties hereto have caused this Trust Agreement to be duly executed as of the day and year first above written.

ZIONS BANCORPORATION, as Depositor

By:	/s/ Doyle L. Arnold

	Name:	Doyle L. Arnold
	Title:	Executive Vice President and Chief Financial Officer

CHASE MANHATTAN BANK USA, NATIONAL ASSOCIATION, as Trustee

By:	/s/ John J. Cashin

	Name:	John J. Cashin
	Title:	Vice-President